WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 11
                          Supplement Dated May 5, 2004
                       To Prospectus Dated January 5, 2004

         This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 11.

TABLE OF CONTENTS

                                                                            Page
Status of Series 11 Offering...................................................1
Local Limited Partnership Investments..........................................1
Federal Income Tax Considerations..............................................5


STATUS OF SERIES 11 OFFERING

         Series 11 is now offering a maximum of 25,000 Units on the terms set forth in the prospectus. As of the date hereof, Series 11 has received subscriptions in the amount of $5,382,000 (5,382 Units). Of the total, $125,000 currently is represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

         Series 11 has identified for acquisition interests in:

o        Cottonwood Townhomes, L.P., an Arkansas limited partnership;
o        FDI-BB 2003, Ltd., a Texas limited partnership;
o        FDI-CC 2003, Ltd. a Texas limited partnership;
o        FDI-WC 2003, Ltd., a Texas limited partnership; and
o        Helisa Square LDHA, L.P., a Michigan limited partnership

These entities are referred to herein as local limited partnerships.

o        Cottonwood owns the Cottonwood Townhomes in Forrest City, Arkansas;
o        FDI-BB owns the Bayou Bend Apartments in Waller, Texas;
o        FDI-CC owns the Cedar Cove Apartments in Sealy, Texas;
o        FDI-WC owns the Willowchase Apartments in Hempstead, Texas; and
o        Helisa owns the Helisa Square Apartments located in Detroit, Michigan.

         WNC & Associates, Inc. believes that Series 11 is reasonably likely to acquire and retain an interest in the local limited partnerships identified herein. However, Series 11 may not do so as a result of one or more factors. For example, a local limited partnership identified herein may fail to satisfy one or more conditions precedent to the investment of Series 11. Series 11 may fail to raise additional capital necessary to complete the purchase of the local limited partnerships. Moreover, the terms of an acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 11 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 11.





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

         The following tables contain information concerning the local limited partnerships identified herein and their respective properties:
---------------- ------------- ------------ ----------- ----------- ------------- -------------- ------------ ------------
                                            ESTIMATED
                                            OR ACTUAL   ESTIMATED                                PERMANENT    ANTICIPATED
                 PROJECT                    CONSTRUC-   DEVELOPMENT                              MORTGAGE     AGGREGATE
LOCAL            NAME AND                   TION        COST        NUMBER OF     BASIC          LOAN         TAX
LIMITED          NUMBER        LOCATION     COMPLETION  (INCLUDING  APARTMENT     MONTHLY        PRINCIPAL    CREDITS
PARTNERSHIP      OF BUILDINGS  OF PROPERTY  DATE        LAND COST)  UNITS         RENTS          AMOUNT       (1)
---------------- ------------- ------------ ----------- ----------- ------------- -------------- ------------ ------------
---------------- ------------- ------------ ----------- ----------- ------------- -------------- ------------ ------------
COTTONWOOD       Cottonwood    Forrest      December    $2,964,042  11 1BR Units  $350           $1,891,000   $1,405,400
                 Townhomes     City         2004                    33 2BR Units  $390           RD (2)
                               (St. Francis
                               County),
                 2 buildings   Arkansas
---------------- ------------- ------------ ----------- ----------- ------------- -------------- ------------ ------------
FDI-BB           Bayou Bend    Waller       November    $2,602,598  13 1BR Units  $293           $1,430,045   $1,198,120
(Bayou Bend)     Apartments    (Waller      2004                    43 2BR Units  $350           RD (4)
                               County),
                 9 buildings   Texas                                                             $250,000
                 (3)                                                                             HOME (5)
---------------- ------------- ------------ ----------- ----------- ------------- -------------- ------------ ------------
FDI-CC           Cedar Cove    Sealy        November    $2,541,707  16 1BR Units  $286           $1,399,389   $1,209,310
(Cedar Cove)     Apartments    (Austin      2004                    38 2BR Units  $346           RD (4)
                               County),
                 8 buildings   Texas                                                             $200,000
                 (3)                                                                             TDHCA (6)

---------------- ------------- ------------ ----------- ----------- ------------- -------------- ------------ ------------
FDI-WC           Willowchase   Hempstead    November    $2,596,063  8 1BR Units   $280           $1,467,162   $1,216,540
(Willowchase)    Apartments    (Waller      2004                    32 2BR Units  $340           RD (4)
                               County),
                 7 buildings   Texas                                                             $180,000
                 (3)                                                                             TDHCA (6)

---------------- ------------- ------------ ----------- ----------- ------------- -------------- ------------ ------------
HELISA           Helisa        Detroit      December    $1,726,000  2 2BR Units   $650           $500,000     $1,597,745
                 Square        (Wayne       2004                    6 3BR Units   $750           CO (7)
                 Apartments    County),                             4 4BR Units   $800
                               Michigan
                 1 building
---------------- ------------- ------------ ----------- ----------- ------------- -------------- ------------ ------------

1. Low income housing tax credits are available over a 10-year period. In the first credit year, Series 11 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 11 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

2. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 30 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 35-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

3.   Rehabilitation property.

4. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 50 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 50-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

5. HOME funds will be provided for the second mortgage loan. The term of the loan is 50 years at an annual interest rate of 1% per annum. Principal and interest may be payable monthly from available cash flow based on a 50-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

6. TDHCA (Texas Department of Housing and Community Affairs) will provide the second mortgage loan for a term of 30 years. The term of the loan is 30 years at an annual interest rate of 1% per annum. Principal and interest may be payable monthly from available cash flow based on a 30-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

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

7. Charter One Bank will provide the mortgage loan for a term of 30 years at an annual interest rate of 8.25% per annum. Principal and interest will be payable monthly based on a 30-year amortization schedule.

Forrest City (Cottonwood): Forrest City is in St. Francis County, Arkansas on Interstate Highway 40, approximately 90 miles northeast of Little Rock and 50 miles southwest of Memphis, Tennessee. The population of Forrest City is approximately 14,500. The major employers for Forrest City residents are Boar's Head (meat processing), Claireston Manufacturing (garments), and Sanyo Manufacturing (televisions).

Waller (FDI-BB): Waller is in Waller County, Texas on US Highway 290, approximately 20 miles northwest of Houston. The population of Waller is approximately 9,800. The major employers for Waller residents are Prairie View A&M University (education), Lawrence Marshall (auto dealer), and Waller County (government).

Sealy (FDI-CC): Sealy is in Austin County, Texas on Interstate Highway 10, approximately 35 miles west of Houston. The population of Sealy is approximately 5,900. The major employers for Sealy residents are Stewart and Stevenson (manufacturing), Sealy ISD (education), and Williamette Industries (corrugated boxes).

Hempstead (FDI-WC): Hempstead is in Waller County, Texas on US Highway 290, approximately 30 miles northwest of Houston. The population of Hempstead is approximately 11,000. The major employers for Hempstead residents are Prairie View A&M University (education), Lawrence Marshall (auto dealer), and Waller County (government).

Detroit (Helisa): Detroit is in Wayne County, Michigan at the intersection of Interstate Highways 75, 94 and 96 in the southeastern part of the state on Lake St. Clair. The population of Detroit is approximately 939,000. The major employers for Detroit residents are Ford, General Motors and Chrysler.

---------------- --------------- ---------------- --------------- ---------------- -------------------- --------------------
                                                  LOCAL                            SHARING RATIOS:
LOCAL            LOCAL                            GENERAL         SHARING          ALLOCATIONS (4) AND
LIMITED          GENERAL         PROPERTY         PARTNER         RATIOS:          SALE OR REFINANCING  SERIES 11'S CAPITAL
PARTNERSHIP      PARTNERS        MANAGER (1)      FEES (2)        CASH FLOW (3)    PROCEEDS (5)         CONTRIBUTION (6)
---------------- --------------- ---------------- --------------- ---------------- -------------------- --------------------
---------------- --------------- ---------------- --------------- ---------------- -------------------- --------------------
COTTONWOOD       Sunbelt         Sunbelt          $320,311        Series 11:       99.98/.01/.01        $1,039,892
                 Development     Development                      Greater of 15%   30/70
                 Corporation     Corporation                      or $1,000
                 (7)             (7)
                                                                  LGP: 70%

                                                                  The balance:
                                                                  30% to Series
                                                                  11 and 70% to
                                                                  the LGP
---------------- --------------- ---------------- --------------- ---------------- -------------------- --------------------
FDI-BB           Fieser          Hamilton         $316,981        Series 11:       99.98/.01/.01        $874,540
(Bayou Bend)     Holdings,       Valley                           Greater of 15%   20/80
                 Inc. (8)        Management,                      or $3,278
                                 Inc. (9)
                 James W.                                         LGP: 70%
                 Fieser
                 (8)                                              The balance:
                                                                  20% to Series
                                                                  11 and 80% to
                                                                   the LGP
---------------- --------------- ---------------- --------------- ---------------- -------------------- --------------------
FDI-CC           Fieser          Hamilton         $318,892        Series 11:       99.98/.01/.01        $882,708
(Cedar Cove)     Holdings,       Valley                           Greater of 15%   20/80
                 Inc. (8)        Management,                      or $1,140
                                 Inc. (9)
                 James W.                                         LGP: 70%
                 Fieser
                 (8)                                              The balance:
                                                                  20% to Series
                                                                  11 and 80% to
                                                                  the LGP
---------------- --------------- ---------------- --------------- ---------------- -------------------- --------------------
FDI-WC           Fieser          Hamilton         $325,502        Series 11:       99.98/.01/.01        $887,985
(Willowchase     Holdings,       Valley                           Greater of 15%   20/80
                 Inc. (8)        Management,                      or $1,613
                                 Inc. (9)
                 James W.                                         LGP: 70%
                 Fieser
                 (8)                                              The balance:
                                                                  20% to Series
                                                                  11 and 80% to
                                                                  the LGP
---------------- --------------- ---------------- --------------- ---------------- -------------------- --------------------
HELISA           Shelborne       PM One (11)      $200,000        Series 11:       99.98/.01/.01        $1,170,508 (12)
                 Development                                      Greater of 15%   30/70
                 Company, LLC                                     or $4,000
                 (10)
                                                                  LGP: 70%

                                                                  The balance:
                                                                  20% to Series
                                                                  11 and 80% to
                                                                  the LGP
---------------- --------------- ---------------- --------------- ---------------- -------------------- --------------------

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

1. Each local limited partnership will employ either its local general partners or an affiliate of its local general partners, or a third party, as a property manager for leasing and management of the apartment complex. The fee payable generally is determined pursuant to market conditions.

2. Each local limited partnership will pay its local general partners or an affiliate of its local general partners fees for various services, including organization, development, land acquisition, syndication, incentive management and the like.

3. Reflects the plan of distributions for the net cash flow from operations, if any, of each local limited partnership for each year of operations. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee and any deferred amount thereof.

4. Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of (i) Series 11, (ii) WNC Housing, L.P., the special limited partner, and (iii) the local general partners.

5. Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 11, and (ii) the local general partners. Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

6. Series 11 normally will make its capital contributions to a local limited partnership in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. In the case of a completed apartment complex, Series 11 may pay its capital contributions in full at the time of its acquisition of the local limited partnership. Series 11 expects to negotiate adjuster provisions providing for a reduction in the capital contributions in the event the tax credits are less than originally anticipated. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

7. The president of Sunbelt Development Corporation is Russell J. Altizer. Since 1983, Mr. Altizer has been involved with the development and management of affordable housing in Arkansas and Louisiana. Mr. Altizer has been president of Sunbelt Development Corporation since January 1992. Sunbelt Development Corporation manages 44 RD-financed properties, including 21 tax credit properties, and is a general partner in 13 RD-financed properties, including 8 tax credit properties. Mr. Altizer, age 53, will provide the guarantees for the development. He has represented to Series 11 that, as of January 20, 2004, he had a net worth before provision for income taxes in excess of $3,500,000, a substantial portion of which is represented by illiquid assets.

8. James W. Fieser, age 62, has been involved in the acquisition, financing and construction of approximately 66 affordable housing developments, consisting of approximately 4,800 units. Mr. Fieser is the owner and president of Fieser Holdings, Inc., a Texas corporation which was formed in 2003. Mr. Fieser has represented to Series 11 that, as of March 15, 2004, he had a net worth before provision for income taxes in excess of $3,000,000, a substantial portion of which is represented by illiquid assets.

9. Hamilton Valley Management, Inc. currently manages 105 properties consisting of more than 3,700 units. Of these properties, 103 (3,681 units) are affordable housing, and 76 (2,581 units) are tax credit properties.

10. Shelborne Development Company, LLC is a Michigan limited liability company formed in 2001 by Kathy Makino and Mark Leipsitz. Ms. Makino and Mr. Leipsitz will provide the guarantees for the development. Kathy Makino has more than 20 years of development experience and has developed more than 400 tax credit units. Ms. Makino, age 43, has represented to Series 11 that, as of December 30, 2003, she had a net worth before provision for income taxes in excess of $8,000,000, a substantial portion of which is represented by illiquid assets. Mark Leipsitz has more than 20 years of development experience and has developed more than 400 tax credit units. Mr. Leipsitz, age 47, has represented to Series 11 that, as of December 30, 2003, he had a net worth before provision for income taxes in excess of $7,000,000, a substantial portion of which is represented by illiquid assets.

11. PM One has been in business for 28 years. The company currently manages approximately 18,900 affordable units.

                                       4


12. In determining whether or not to make an investment in Helisa, Series 11 has made a loan to Helisa in advance of acquiring a local limited partnership interest therein. The loan is in the amount of $175,000 and matures on the earlier of the date on which Series 11 acquires a local limited partnership interest in Helisa, or October 7, 2004. Interest is payable at the rate of 10% per annum, and will be waived if Series 11 acquires an equity interest in Helisa. See "Investment Objectives and Policies - Investment Policies - Payment for Investments" in the Prospectus.

FEDERAL INCOME TAX CONSIDERATIONS

Tax Shelter Registration Number

         The taxpayer identification number and tax shelter registration number of Series 11 are 72-1566909 and 03213000029, respectively. See "Federal Income Tax Considerations - Tax Shelter Registration" in the prospectus.




























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